                                                                    EXHIBIT 10.2

                                                                          Draft
                                                                          8/7/98
================================================================================


                         ENRON INTERNATIONAL CPO, L.P.,
                                   AS ISSUER

                         ENRON INTERNATIONAL CPO, INC.,
                                  AS CO-ISSUER

                          ENRON CPO MANAGEMENT, L.P.,
                               AS PROGRAM MANAGER

                                      AND

                   CHASE BANK OF TEXAS, NATIONAL ASSOCIATION,

                        -----------------------------

                           AS BACKUP PROGRAM MANAGERS


                              MANAGEMENT AGREEMENT



                            DATED AS OF  _____, 1998


===============================================================================

                               TABLE OF CONTENTS

Section 1.       Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Section 2.       Management Services. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.01     Services to be Provided  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.02     Standard of Care; Indemnity; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        2.03     Support for Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
        2.04     Additional Activities of the Program Manager and its Affiliates  . . . . . . . . . . . . . . . . . . .11
        2.05     Authorization to Act; Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
        2.06     Information; Further Assurances; Agreement under Financing Documents . . . . . . . . . . . . . . . . .12
        2.07     Indemnity of Program Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
        2.08     Compensation to the Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

Section 3.       Representations and Warranties of the Program Manager. . . . . . . . . . . . . . . . . . . . . . . . .13
        3.01     Status   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
        3.02     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
        3.03     No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
        3.04     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        3.05     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        3.06     Registration as Investment Adviser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        3.07     Ownership of Program Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        3.08     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

Section 4.       Representations and Warranties of the Issuer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        4.01     Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        4.02     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
        4.03     No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
        4.04     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
        4.05     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
        4.06     No Required Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

Section 5.       Representations and Warranties of the Co-Issuer. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
        5.01     Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
        5.02     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
        5.03     No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
        5.04     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
        5.05     Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
        5.06     No Required Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

Section 6.       Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
        6.01     No Petition for Bankruptcy or Insolvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
        6.02     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
        6.03     Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
        6.04     Compliance with Laws and the Financing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .19
        6.05     Interested Party Transactions; Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

Section 7.       Management Fee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
        7.01     Payment of Management Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
        7.02     Status upon Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

Section 8.       Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

Section 9.       No Joint Venture.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

Section 10.      Termination of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
        10.01    Automatic Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
        10.02    Optional Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
        10.03    Effectiveness of Termination under Certain Circumstances   . . . . . . . . . . . . . . . . . . . . . .22
        10.04    Certain Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
        10.05    Replacement Management Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
        10.06    Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

Section 11.      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
        11.01    Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
        11.02    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.03    Amendment, Modification or Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.04    Successors and Assigns  .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.05    Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.06    Survival of Representations, Warranties and Indemnities  . . . . . . . . . . . . . . . . . . . . . . .24
        11.07    Benefit of the Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.08    Priority of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
        11.09    Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
        11.10    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
        11.11    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
        11.12    Realty Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
        11.13    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
        11.14    Complete Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
        11.15    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
        11.16    Conflict with the Financing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
        11.17    Limitation on Recourse   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
        11.18    Limitation on Recovery of Certain Types of Damages   . . . . . . . . . . . . . . . . . . . . . . . . .28
        11.19    Limitation on Amendment of Financing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . .29

                 MANAGEMENT AGREEMENT dated as of [_______ __], 1998 among ENRON INTERNATIONAL CPO, L.P., a limited partnership formed under the laws of the State of Delaware (the "Issuer"), ENRON INTERNATIONAL CPO, INC., a corporation organized under the laws of the State of Delaware (the "Co-Issuer" and collectively with the Issuer, the "Issuers"), ENRON CPO MANAGEMENT, L.P., a limited partnership formed under the laws of the State of Delaware (the "Program Manager"), CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association, and THE CHASE MANHATTAN BANK (each a "Backup Program Manager").

                 The Issuers desire to have the Program Manager provide certain services to the Issuers, and the Program Manager is willing, and has the capacity, to provide such services to the Issuers, all on the terms and conditions of this Agreement.

                 The Issuers desire to have the Backup Program Managers provide certain services to the Issuers, and each Backup Program Manager is willing, and has the capacity, to provide such services to the Issuers, all on the terms and conditions to this agreement.

                 In consideration of the foregoing and the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 Section 1. Definitions. Terms used but not defined herein have the respective meanings given to such terms in Appendix A to the Common Agreement ("Appendix A") dated as of ________, 1998 among the Issuer, the Co-Issuer, __________________ as Trustee, ____________________ as Liquidity
Facility Agent, _____________________ as Backup Facility Agent and __________________ as Collateral Agent (as amended, modified and supplemented from time to time, the "Common Agreement"), or if not defined therein, in the Partnership Agreement referred to in Appendix A. Except as otherwise expressly provided herein, the rules or interpretations set forth in Appendix A shall apply to this Agreement. As used herein, the following terms have the following respective meanings:

                 "Accrual Period" means (a) prior to the Final Termination Date, each Interest Accrual Period and (b) after the Final Termination Date, each period beginning on the day (the "First Date") following the last day of the immediately preceding Accrual Period and ending on the ___ day of the month of _______, ________, _______ or ________ that occurs closest to the date 90 days after the First Date; provided that no Accrual Period shall extend beyond, and the final Accrual Period shall end on, the earlier of (i) the date on which this Agreement is terminated and (ii) the date on which the Issuer is terminated.

                 "Administrative Fee" has the meaning specified in Section
7.01.

                 "Agreement" means this Management Agreement as modified and supplemented and in effect from time to time (subject to, prior to the Final Termination Date, the applicable provisions of the Common Agreement).

                 "Aggregate Book Value of the Issuer's Assets" for any Accrual Period means (i) at any time prior to the Final Termination Date, the book value (determined in accordance with GAAP) of all Project Loans, all amounts credited to the Accounts and (without duplication) all
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                                     - 2 -


Permitted Investments (collectively, the "Relevant Assets") and (ii) at any time after the Final Termination Date, the book value (determined as aforesaid) of all Relevant Assets on the last day of such Accrual Period, as such book value is determined in good faith by the Program Manager.

                 "Bankruptcy or Insolvency" of any Person means such Person (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger),
(b) becomes insolvent or is generally unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due,
(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 90 days of the institution or presentation thereof, (e) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger),
(f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter, (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect on any of the events specified in clauses (a) to (g) (inclusive) or (i) takes any material action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

                 "Comparable Countries" means countries with credit ratings and/or characteristics similar to that of the country in which the potential Project Borrower is located.

                 "Comparable Debt" means debt having similar maturities and similar payment terms (i.e. fixed or floating rate) which is available to either
(x) the potential Project Borrower from financing sources other than the Issuer or (y) projects similar to that owned by the potential Project Borrower and which are located in Comparable Countries. For purposes of this definition, "Comparable Debt" shall include but not be limited to U.S. Dollar denominated senior debt provided through commercial banks, private placements, public or private capital markets offerings and debt provided by export credit agencies, multilateral lending agencies, bilateral lending agencies, regional development banks, local development banks and other local financing sources.

                 "Covered Party" has the meaning specified in Section 8.

                 "Damages" has the meaning specified in Section 2.02(b).

                 "Enron Offered Opportunities" means the investment opportunities offered to the Issuer by Enron pursuant to Section 7.1 of the Enron Support Agreement and other opportunities offered to the Issuer by Enron or an Enron Affiliate.

                 "Indemnified Party" has the meaning specified in Section
2.02(b).

                 "Inflation Factor" means with respect to any calendar year the quotient (expressed as a decimal) obtained by dividing (i) the CPI published in respect of the most recently ended calendar year (the "New Year"), by (ii) the CPI published in respect of the calendar year immediately preceding the New Year. "CPI", for purposes hereof, means with respect to any calendar year or any period during any calendar year the "Consumer Price Index for All Urban

Consumers (CPI-U) U.S. City Average for All Items" published by the Bureau of Labor Statistics for the United States Department of Labor (1982-1984=100). If the CPI shall be converted to a different standard reference base or otherwise revised after the date hereof, CPI shall thereafter be calculated with use of such new or revised statistical measure published by the Bureau of Labor Statistics or, if not so published, as may be published by any other reputable publisher of such price index selected by the Program Manager.

                 "Limited Partner" means any Person which owns a Class I Interest or a Class II Interest.

                 "Management Fee" has the meaning specified in Section 7.01.

                 "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the Property (taken as a whole), business, operations, financial condition or capitalization of such Person or the ability of such Person to perform its obligations under this Agreement or any Related Agreement with respect to such Person or the validity or enforceability hereof or thereof or the rights and remedies of any other Person party hereto or thereto.

                 "Misfeasance" has the meaning specified in Section 2.02(b).

                 "Pricing Terms" means, with respect to any debt, the "all-in" cost of such debt, including but not limited to base rates, credit spreads, fees and withholding tax gross-ups, all to the extent applicable.

                 "Proceeding" has the meaning specified in Section 2.02(b).

                 "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

                 "Related Agreement" means, in respect of any party hereto, any document relating to this Agreement to which such Person is a party.

                 "Replacement Management Agreement" means any agreement substantially in the form hereof entered into after the termination of this Agreement between the Issuers and a Replacement Manager that obligates the Replacement Manager to perform all or a substantial portion of the Services.

                 "Replacement Manager" means any Person that, simultaneously with, or at any time after, the termination of this Agreement, enters into a Replacement Management Agreement with the Issuers.

                 "Services" has the meaning specified in Section 2.01.

                 "Standard of Care" has the meaning specified in Section
2.02(a).

         Section 2.       Management Services.

                 2.01 Services to be Provided. (a) Subject to the terms and conditions set forth in this Agreement and the Financing Documents, the Program Manager hereby agrees to provide the Issuer and the Co-Issuer with the following services (the "Services"), consistent with the covenants and agreements of the Issuer and/or the Co-Issuer in the Financing Documents:

                 (i) (A) evaluating Enron Offered Opportunities, (B) if appropriate, bidding to make a Project Loan (it being understood and agreed that the Program Manager is under no obligation to cause the Issuer to make such a bid if it concludes that such Project Loan is not in the best interest of the Issuer taking into consideration the interests of the Holders of Notes, Support Notes and the Holders of Interests, solely in their capacities as such), and (C) if such bid to make a Project Loan is accepted by the relevant Project Borrower, implementing the making of such Project Loan;

                 (ii) monitoring the Project Loans and other Portfolio Assets and taking actions such that (A) reasonable inquiries are made and appropriate actions are taken with respect to (1) construction and operating performance of the Eligible Projects to which a Project Loan has been made, (2) scheduled payments, if any, not made when due pursuant to any Underlying Instruments, (3) the occurrence of any default or event of default (when it has reason to know of the same) under, any Underlying Instrument or (4) any periodic reports or other information provided to the Issuer pursuant to the Underlying Instruments, (B) Commitments to fund Project Loans are made by the Program Manager, on behalf of the Issuer, only if the Issuer would be able to fund such Project Loans in accordance with the terms of the Common Agreement and (C) administration and collection efforts are attended to in respect of the Project Loans and other Portfolio Assets in a timely manner;

                 (iii) determining and making Permitted Investments and selecting the dates for acquisitions or sales of Permitted Investments, and implementing the acquisition and sale of such Permitted Investments on such dates;

                 (iv) negotiating Hedging Agreements and identifying and selecting Hedge Counterparties;

                 (v) negotiating commitment letters and Underlying Instruments and any confidentiality agreements in respect of Project Loans and documentation providing for the purchase and sale of other Portfolio Assets, including, without limitation, Permitted Investments and the Hedging Agreements;

                 (vi) negotiating Backup Facility Loan Agreements and TIP Investment Management Agreements, as necessary;

                 (vii) determining the structure of Project Loans and forming, establishing and managing Intermediate Funding Entities through which the Issuer may make Project Loans;

                 (viii) negotiating amendments, modifications, waivers and supplements to the Underlying Instruments in respect of Project Loans and of documentation relating to the other Portfolio Assets;

                 (ix) exercising rights and remedies associated with Portfolio Assets, including, without limitation, the Project Loans and the Hedging Agreements;

                 (x) providing information (including without limitation information regarding (A) the Project Loans and other Portfolio Assets and (B) the satisfaction of any Portfolio Financial Test, the Reserve Test, the Senior Coverage Test or the Average Life Test) to, and entering into discussions with, the Rating Agencies;

                 (xi) after payment in full of the Notes, (A) determining when, in the opinion of the Program Manager, it would be in the best interests of (1) the Limited Partners to dissolve the Issuer and (2) the shareholder of the Co-Issuer to dissolve the Co-Issuer and (B) liquidating assets of the Issuer in accordance with the Partnership Agreement and the Co-Issuer in accordance with its organizational documents;

                 (xii)  selling or otherwise disposing of Project Loans;

                 (xiii)  liquidating all or a portion of any other Collateral;

                 (xiv) at anytime prior to the Investment Termination Date, determining whether, in light of the composition of the Issuer's portfolio of Project Loans, general market conditions and other pertinent factors, investments in additional Project Loans would either be impracticable or not beneficial to the Issuer;

                 (xv) determining whether a borrowing or prepayment should be made with respect to the Backup Facility or the Liquidity Facility and whether additional Class A Notes should be issued after the Closing Date, and taking such action as may be necessary to effect such a borrowing, prepayment or issuance, as the case may be;

                 (xvi) determining whether the term of the Issuer should be extended after _______, 2018;

                 (xvii) implementing any redemption or refinancing pursuant to the terms of Article 10 of the Common Agreement and any applicable Financing Document;

                 (xviii) determining the existence and amount of an Issuer Determined Loss;

                 (xix) enforcing the obligations of Enron under the Enron Support Agreement;

                 (xx) furnishing such information (including, but not limited to, the Valuation Report pursuant to Section 6.1 of the Common Agreement), certificates, opinions and other documents to the Issuers, the Representatives, the Collateral Agent, the Hedge Counterparties and either Rating Agency as may be required from time to time to determine compliance by the Issuers and/or the Program Manager with the terms of this Agreement, any of the Financing Documents and/or the Partnership Agreement, as well as such other information, certificates, opinions and other documents as may be reasonably requested from time to time;

                 (xxi) selecting and retaining counsel, engineers and other consultants as may be necessary or appropriate to perform its duties hereunder;

                 (xxii) executing and delivering all documents and instruments and taking such other actions as the Program Manager determines are necessary or appropriate to perform its duties hereunder or in taking any other actions or exercising any other discretions of the Issuer or the Co-Issuer under any Financing Document or otherwise associated with the management of either;

                 (xxiii) ensuring that the Underlying Instruments in respect of a particular Project Loan permit transactions entered into after the Financial Closing Date therefor between the relevant Project Borrower and Affiliates of the equity sponsors only on an "arms-length" basis or better;

                 (xxiv) filing all reports, proxy or information statements and other information with the Commission required pursuant to the informational requirements of the Exchange Act;

                 (xxv) making determinations as to the transfer of funds from the Collection Account on a date other than a Quarterly Payment Date under Section 3.2(c) of the Security Agreement; and

                 (xxvi) maintaining the books and records of the Issuers including preparation and filing of any financial statements as may be required under the Financing Documents.

                 (b) In providing the Services hereunder, the Program Manager may employ third parties, including its Affiliates, to render advice and assistance; provided, however, that (subject to Section 2.02) the Program Manager shall not be released from any of its duties hereunder regardless of the performance of any services by third parties.

                 (c) The Program Manager shall take steps to prevent the Issuer from becoming subject to taxation on net income in any jurisdiction in which a Project Borrower is located other than on income arising from a Project Loan to the Project Borrower in such jurisdiction.

                 2.02     Standard of Care; Indemnity; Etc.

                 (a) Standard of Care. In rendering the Services and in taking the actions to be taken by the Program Manager pursuant to Section 2.05 hereof, the Program Manager shall (except when acting pursuant to Section 2.01(a)(xi), Section 2.01(a)(xiv) and Section 2.01(a)(xvii) or otherwise taking any particular action as directed by the General Partner or the Required Lenders pursuant to the express terms of this Agreement or any Financing Document) act as would a reasonable and prudent lender acting for its own account (subject to the terms hereof and of the Financing Documents). The standard of care set forth in this paragraph (a) shall hereinafter be referred to as the "Standard of Care."

                 In making determinations with respect to the Pricing Terms for any Project Loan, the Program Manager shall be deemed to have complied with the Standard of Care so long as such Pricing Terms equal or exceed 90% the lowest available Pricing Terms of Comparable Debt; provided that in the event that the Program Manager is unable to identify Comparable Debt, the Program Manager may determine Pricing Terms for a Project Loan by any reasonable means, including the consideration of Pricing Terms available for any of the following categories of Debt, to the extent applicable:

                 (1) Senior debt provided to, or available for, projects regardless of their type and located in Comparable Countries and having a credit risk similar to that of the Eligible Project; and/or

                 (2) Senior debt provided to, or available for, sovereign or corporate borrowers in Comparable Countries;

                          in any case having similar maturities (or, if not
                 available, shorter and/or longer, maturities).

                 Notwithstanding anything to the contrary in the preceding paragraph, in determining the Pricing Terms for any Project Loan the Program Manager may ignore the impact of current market aberrations and volatility.

                 In considering any of the aforesaid factors, the Program Manager may extrapolate or interpolate Pricing Terms for differing maturities and average lives in any reasonable manner.

Notwithstanding the foregoing, in an instance where a governmental authority having jurisdiction imposes a ceiling on the Pricing Terms (or any other economic terms) associated with any Eligible Project, the Program Manager may, in satisfaction of its Standard of Care, determine Pricing Terms for such Project Loan at or beneath such ceiling, so long as the Credit Support Tests are satisfied.

                 In taking action and making determinations in respect of maturity dates and amortization of any Project Loans, the Program Manager shall be deemed to have complied with the Standard of Care so long as the Average Life Test is satisfied.

                 With respect to the acquisition or initial funding, maintenance and enforcement of any Project Loan, the Program Manager will apply the Standard of Care in evaluating any transactions between a Project Borrower and any of its Affiliates, including (where relevant) development fees, construction contracts, operations and maintenance agreements, fuel agreements and power purchase agreements.

                 In rendering the Services and in taking the actions to be taken by the Program Manager pursuant to Section 2.05 hereof, the Program Manager shall not take any action, which would cause: (i) the Issuer or the Co-Issuer to violate any applicable laws, rules and regulations, including any applicable United States federal and state securities laws, (ii) the Issuer to breach the Partnership Agreement or the Co-Issuer to breach its Certificate of Incorporation and Bylaws, (iii) the Issuer or the Co-Issuer to breach any Transaction Document or Additional Transaction Documents, (iv) the Issuer or the Co-Issuer to be required to register as an investment company under the Investment Company Act or (v) in the Program Manager's reasonable belief, a reduction or withdrawal of the then current ratings of the Class A Notes or the Class B Notes unless such failure to act would cause the Issuer or the Co-Issuer to fail to satisfy clause (i) of this paragraph.

                 Notwithstanding the foregoing or any other provision of this Agreement, neither the Program Manager, any Affiliate of the Program Manager, nor any officer, agent, stockholder, partner, member, director or employee of the Program Manager or any Affiliate of the Program Manager shall, except to the extent otherwise expressly provided by applicable law, have any liability, whether direct or indirect and whether in contract, tort or otherwise, (i) for any action taken or omitted to be taken by it or any of such Persons hereunder or in connection herewith, unless there has been a determination in accordance with Section 11.11 hereof that such act or omission was performed or omitted in bad faith or constituted gross negligence or willful misconduct, or (ii) for any action taken or omitted to be taken by the Program Manager as required or prohibited by the Issuer and/or the Co-Issuer under the Partnership Agreement or the Financing Documents or at the express direction of any of the Collateral Agent or the Required Lenders (it being understood that the Program Manager need follow such directions only when expressly required pursuant to the Financing Documents). The Program Manager may consult with counsel, accountants, appraisers, technical or other advisers (which may also be counsel, accountants or technical or other advisers (including but not limited to the TIP Advisor) for the Issuer, Enron or any of their respective Affiliates) and shall be fully protected to the extent permitted by applicable law, in acting or failing to act hereunder if such counsel, accountants, technical or other advisers are consulted in good faith by the Program Manager and such action or inaction is taken or not taken in good faith by the Program Manager in accordance with the advice or opinion of such counsel, accountants, technical or other advisers. In soliciting the advice or opinion of any counsel, accountant, technical or other adviser that is an employee of Enron or any Affiliate of Enron, the Program Manager shall ensure that such employee is aware that such advice is being solicited by the Program Manager in its capacity as Program Manager for the Issuer and the Co-Issuer.

                 (b) Indemnity. The Issuer hereby indemnifies and holds harmless the Program Manager, Affiliates of the Program Manager, and officers, agents, stockholders, partners, members, directors and employees of the Program Manager and Affiliates of the Program

Manager (each, an "Indemnified Party") from and against any loss, claim, expense, damage, liability or injury suffered or sustained by any of them, including, without limitation, judgments, interest thereon, fines, charges, costs, amounts paid in settlement, expenses and attorneys' fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission (each, a "Proceeding"), whether pending or threatened and whether or not any Indemnified Party is or may be a party thereto (collectively "Damages"), by reason of (i) any action taken or omitted to be taken by any Indemnified Party hereunder or in connection herewith, except for Damages that have been determined in accordance with Section 11.11 hereof to result from such Indemnified Party's gross negligence, bad faith or willful misconduct (collectively, "Misfeasance"), (ii) any action taken or omitted to be taken by the Program Manager at the express direction of any of the Issuer, the Co-Issuer, the Collateral Agent or the Required Lenders and (iii) any action taken or omitted to be taken in good faith by the Program Manager in accordance with the advice or opinion of counsel or accountants as provided in the last two sentences of Section 2.02(a).

                 If a Proceeding is brought against any Indemnified Party with respect to which indemnity may be sought from the Issuer pursuant hereto, or if any Indemnified Party receives notice from any potential litigant of a claim that such Indemnified Party reasonably believes will result in the commencement against such Indemnified Party of any such Proceeding, such Indemnified Party shall, (i) as promptly as practicable and, in any event, within 30 days, after receiving notice thereof, give written notice to the Issuer of the commencement of such Proceeding or of the existence of any such claim, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that any failure to give or any delay in giving any such notice to the Issuer of any such action, proceeding or claim shall not relieve the Issuer from its obligations under this Section 2.02(b) except to the extent that the amount payable by the Issuer pursuant to its indemnity in this Section 2.02(b) is increased as a result of such failure or delay, (ii) provide the Issuer such information and cooperation with respect to such claim as the Issuer may reasonably request, including, but not limited to, making appropriate personnel available to the Issuer at such reasonable times as the Issuer may request and (iii) cooperate and take all steps as the Issuer may reasonably request to preserve and protect any defense to such claim. In case any such Proceeding shall be brought against any Indemnified Party, the Issuer will be entitled to participate in the defense of such Proceeding, and, after written notice from the Issuer to such Indemnified Party, to assume the defense of such Proceeding with counsel of its choice, or, as provided in the second to last sentence of this paragraph, compromise or settle such Proceeding, at its expense (in which case the Issuer will not thereafter be responsible for the fees and expenses of any separate counsel retained by such Indemnified Party); provided that such counsel shall be satisfactory to the Indemnified Party in the exercise of its reasonable judgment. Notwithstanding the preceding sentence, an Indemnified Party will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists or may arise which makes representation by counsel chosen by the Issuer not advisable. In the event an Indemnified Party is entitled to employ separate counsel pursuant to the preceding sentence, the reasonable fees and disbursements of such separate counsel will be paid by the Issuer; provided that the Issuer will not be obligated to pay in advance of a final judicial determination of a Proceeding or settlement of such Proceeding any fees and disbursements of such separate counsel otherwise payable in accordance with the terms of this Agreement except to the extent (i) such Indemnified Party undertakes to repay to the Issuer any amounts paid pursuant to this sentence in the event of a determination in accordance with Section 11.11 hereof that such Indemnified Party is liable in such action due to its Misfeasance and (ii) in the case of any Indemnified Party which is not a natural person, if such Indemnified Party has either a net worth or unencumbered liquid assets equal to or less than the aggregate amount which the Indemnified Party could be obligated to repay pursuant to this paragraph, the obligation of the Indemnified Party to repay fees and disbursements of separate counsel is guaranteed by a Person that has, at the time it enters into such guarantee, both a net worth and unencumbered liquid assets equal to or greater than the aggregate amount which the Indemnified Party could be obligated to repay pursuant to this paragraph. Notwithstanding the election by the Issuer to assume the defense of such Proceeding, (x) the Issuer may not enter into any compromise or settlement of such Proceeding, without such Indemnified Party's prior written consent, if such compromise or settlement (A) does not discharge and release such Indemnified Party from any and all Damages related to or arising from all matters forming the basis for the claim in respect of which such Proceeding was brought or (B) imposes any other material liability or obligation on such Indemnified Party and (y) such Indemnified Party shall have the right, at its own expense, to employ separate counsel and to participate in the defense of such Proceeding. No Indemnified Party shall enter into a settlement of any action, claim or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the Issuer's prior written consent (which consent may not be unreasonably withheld).

                 (c) Advance of Expenses. Upon written request from any Indemnified Party, the Issuer shall advance promptly to such Indemnified Party any reasonable legal expenses and other costs for which the Indemnified Party is indemnified hereunder incurred by such Indemnified Party as a result of any claim made or Proceeding commenced against such Indemnified Party which arises out of, relates to or is connected with the Services; provided that the Issuer shall not be obligated to make any payments to an Indemnified Party pursuant to this Section 2.02(c) unless (i) such Indemnified Party undertakes to repay the advanced funds to the Issuer in the event that it is not entitled to indemnification pursuant to this Section 2.02 and (ii) in the case of any Indemnified Party which is not a natural person, if such Indemnified Party has either a net worth or unencumbered liquid assets equal to less than the aggregate amount which the Indemnified Party could be obligated to repay pursuant to this Section 2.02(c), the obligation of such Indemnified Party to repay advanced funds is guaranteed by a Person that has, at the time it enters into such guarantee, both a net worth and unencumbered liquid assets equal to or greater than the aggregate amount which the Indemnified Party could be obligated to repay pursuant to this Section 2.02(c).

                 (d) Payments Permitted by the Financing Documents. Notwithstanding any provision of this Section 2.02, prior to the Final Termination Date, amounts payable or to be advanced by the Issuer pursuant to this Section 2.02 shall be paid only if and to the extent that such payment or advance is permitted by the Financing Documents (including, without limitation, Article 4 of the Security Agreement). In the event that an Indemnified Party is entitled to receive a payment or advance from the Issuer pursuant to this
Section 2.02 but the Issuer is prohibited from making such payment or advance pursuant to the Financing Documents, such Indemnified Person may offset against any amount it owes to the Issuer the amounts that such Indemnified Party is entitled to receive pursuant to this
Section 2.02.

                 (e) Policies and Procedures. The Program Manager will devise and implement policies and procedures (which may be revised from time to time) that it believes are appropriate in connection with its rendering of the Services, it being understood that the Program Manager is not a financial institution and need not maintain policies and procedures similar to those followed by such an institution.

                 2.03 Support for Services. The Program Manager shall, at its own expense (subject to Section 8), maintain such equipment, materials and expertise, and employ such professional and other personnel, as shall be necessary to perform the Services.

                 2.04 Additional Activities of the Program Manager and its Affiliates.

                 (a) The Program Manager shall not engage in businesses or render services of any kind to the Issuers or any other Person, except as contemplated hereby and except that the Program Manager may be engaged in other businesses that provide only services for any funding program(s) similar to that contemplated hereby in which Enron or an Affiliate of Enron is a sponsor. None of the directors, officers or employees of the Program Manager may serve as directors, officers or employees of any Project Borrower (except for the General Counsel of Enron serving as director of the Program Manager), receive fees for services rendered to any Project Borrower or be a secured or unsecured creditor of, or hold an equity interest in, any Project Borrower or in any other issuer of Collateral, except if such equity is publicly-traded.

                 (b) Nothing herein shall prevent the Program Manager's Affiliates or the directors, officers, employees and agents thereof from engaging in other businesses, or from rendering services of any kind to the Issuers and their Affiliates, the Collateral Agent, the Representatives, the Noteholders or any other Person to the extent permitted by applicable law. Without prejudice to the generality of the foregoing, Affiliates of the Program Manager and directors, officers, employees and agents of such Affiliates may, among other things:

                 (i) serve as directors (whether supervisory or managing), officers, partners, members, employees, agents, nominees or signatories for the Issuers, Affiliates of the Issuers, Project Borrowers or any issuer of any other Portfolio Asset or their respective Affiliates; provided, that such activity will not have a material adverse effect on the enforceability of Collateral; provided, further, that nothing in this paragraph shall be deemed to limit the duties of the Program Manager set forth in Section 2 hereof;

                 (ii) receive fees for services of any nature rendered to any Project Borrower or issuer of any Portfolio Asset or their respective Affiliates; provided, that such activity will not have a material adverse effect on the enforceability of Collateral; and

                 (iii) be a secured or unsecured creditor of, or hold an equity interest in, any Project Borrower, the Issuers, Affiliates of the Issuers, any Project Borrower or any issuer of any Collateral.

                 (c) It is understood that the Program Manager, any of its Affiliates and any of their respective directors, officers, employees and agents may (subject, as to the Program Manager, to Section 2.04(a)) engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment objectives similar to those followed by the Program Manager with respect to the Collateral and which may own securities of the same class, or which are the same type, as the Project Loans included in the Collateral. The Program Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral.

                 2.05 Authorization to Act; Power of Attorney. Each of the Issuer and the Co-Issuer hereby appoints and authorizes and, pursuant to
Section 17-403 of the Delaware Uniform Limited Partnership Act, the General Partner of the Issuer hereby delegates authority to, the Program Manager, and the Program Manager hereby agrees, to perform, on behalf of the Issuer and the Co-Issuer, each of the Services and any other action expressly contemplated by the Financing Documents or the Partnership Agreement to be performed by the Issuer, the Co-Issuer or the Program Manager, together with such other powers as are reasonably incidental to such appointment and authorization. In furtherance thereof, each of the Issuer and the Co-Issuer hereby makes, constitutes and appoints the Program Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Program Manager reasonably deems appropriate or necessary in connection with its duties under this Agreement. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or termination of the Co-Issuer; provided, that the foregoing power of attorney will expire, and the Program Manager will cease to have any power to act as the Issuer's or the Co-Issuer's attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Issuer and the Co-Issuer shall execute and deliver to the Program Manager or cause to be executed and delivered to the Program Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, without recourse to the Issuer or the Co-Issuer, as the Program Manager may reasonably request for the purpose of enabling the Program Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Section 2.05. Notwithstanding the foregoing or any other provision of this Agreement, the Program Manager shall not have any power or authority to act on behalf of the Issuer or the Co-Issuer in respect of a voluntary filing of bankruptcy of, or the conduct of any bankruptcy proceeding of, the Issuer or the Co-Issuer and shall not be authorized to sign, execute, certify, swear to, acknowledge, deliver, file, receive or record any document relating thereto.

                 2.06 Information; Further Assurances; Agreement under Financing Documents. The Program Manager shall give notice of any determination made by the Program Manager pursuant to any of clause (xiii), clause (xv) (only insofar as a determination is made to issue additional Class A Notes) and clause (xvi) of Section 2.01(a) hereof to the Collateral Agent, each Representative, each Hedge Counterparty and each Rating Agency. Each of the Program Manager, the Issuer and the Co-Issuer shall take such actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by any other party hereto in order to effectuate the purposes of this Agreement and to ensure compliance with applicable laws and regulations and the terms of the Partnership Agreement and the Financing Documents. The Program Manager hereby consents and agrees to the assignment and pledge by the Issuers of this Agreement as set forth in Sections
2.1 and 6.1 of the Security Agreement.

                 2.07 Indemnity of Program Manager. The Program Manager hereby indemnifies and holds harmless each of the Issuers and each Holder of Notes from and against (a) any loss, expense, damage or injury (subject to the limitations set forth in Section 11.18 hereof) and any costs, expenses and attorneys' fees incurred in investigating, preparing or prosecuting any claim against the Program Manager, and, further subject to the limitation that the indemnification granted to the Holders of the Notes hereunder shall not exceed, in the aggregate, unpaid principal and interest on the Notes and the reasonable costs, expenses and attorneys' fees of one firm of counsel to represent the interest of the Holders of the Notes and the Issuers and, in each case, without duplication of the amount of any indemnification claim made by the Issuer or the Co-Issuer) and (b) any Damages in connection with any claim by any third party (other than a Holder of Notes or any other party to any Financing Document) against the Issuer or the Co-Issuer, in any such case suffered, sustained or incurred by the Issuer or the Co-Issuer by reason of any action taken or omitted to be taken hereunder or in connection herewith by the Program Manager or any of its officers, agents, stockholders, partners, members, directors or employees, in each case if there is a determination made in an arbitration conducted under and in accordance with the terms of Section 11.11 hereof (but not otherwise) that such act or omission was performed or omitted in bad faith or constituted gross negligence or willful misconduct, except for any indemnification that is expressly prohibited by applicable law. The indemnities by the Program Manager set forth in this Section 2.07 apply solely to it, and none of the Affiliates, officers, agents, stockholders, partners, members, directors or employees of the Program Manager shall be liable (either directly, indirectly as a controlling person, vicariously or otherwise) either hereunder or otherwise arising out of or related to any action taken or omitted to be taken hereunder or in connection herewith by the Program Manager or any of its Affiliates or any of their respective officers, agents, stockholders, partners, members, directors or employees. Subject to the limitations set forth herein, each Holder of Notes shall be an express third party beneficiary of the indemnity granted by the Program Manager under this Section 2.07.

                 2.08 Compensation to the Issuer. The Program Manager hereby agrees that any payment directly related to the making or maintaining of any Project Loan shall be paid or payable only to the Issuer; provided that nothing herein or in any Financing Document shall in any way limit the right of any Person (including Enron and any of its Affiliates) to receive compensation for services rendered to a Project Borrower in conformity with the Standard of Care and consistent with the Services to be provided hereunder, nor shall anything herein or in any Financing Document restrict the right of the shareholders of any Project Borrower to agree to any differential equity distributions.

                 Section 3. Representations and Warranties of the Program Manager. The Program Manager hereby represents and warrants to the Issuers as follows as of the date hereof:

                 3.01 Status. The Program Manager is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect with respect to the Program Manager.

                 3.02 Powers. The Program Manager has all necessary power and authority to execute and deliver this Agreement and each Related Agreement and to perform its obligations under this Agreement and each Related Agreement and has taken all necessary action to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Program Manager. Each Related Agreement, when delivered by the Program Manager, will have been duly executed and delivered by the Program Manager. This Agreement constitutes, and each Related Agreement when executed and delivered by the Program Manager shall constitute, the legal, valid and binding obligation of the Program Manager, enforceable against the Program Manager in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

                 3.03     No Violation or Conflict.

                 (a) None of the execution and delivery of this Agreement by the Program Manager, the consummation by it of the transactions contemplated herein and in the Related Agreements and compliance by it with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the partnership agreement or the certificate of limited partnership of the Program Manager, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Program Manager is a party or by which the Program Manager is bound or to which the Program Manager is subject, or constitute a default under any such agreement or instrument or result in the creation or imposition of any Lien upon any Property of the Program Manager pursuant to the terms of any such agreement or instrument; except in any such case where the conflict, breach or requirement of consent would not have a Material Adverse Effect.

                 (b) The Program Manager is not in violation of any of its constitutional documents. The Program Manager is not in breach or violation of or in default under (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Program Manager is a party or is bound, (ii) any statute applicable to the Program Manager or (iii) any law, decree, order, rule or regulation applicable to the Program Manager of any court or regulatory, administrative or governmental agency, body or authority, or arbitrator having or asserting jurisdiction over the Program Manager, or its properties; except in any such case where the default, breach or violation would not have a Material Adverse Effect on the Program Manager.

                 3.04 Consents. All governmental and other consents that are required to have been obtained by the Program Manager with respect to its execution, delivery and performance of this Agreement and each Related Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

                 3.05 Absence of Litigation. There is not pending against the Program Manager, or against any entity controlled, directly or indirectly, by the Program Manager, any entity that controls, directly or indirectly, the Program Manager or any entity directly or indirectly under common control with the Program Manager, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to have a Material Adverse Effect with respect to the Program Manager.

                 3.06 Registration as Investment Adviser. The Program Manager is not required to be registered as an investment adviser under the Investment Adviser's Act of 1940, as amended.

                 3.07 Ownership of Program Manager. All of the issued and outstanding general partnership interests of the Program Manager are owned by Enron CPO Management Holdings II, Inc. and all of the issued and outstanding limited partnership interests of the Program Manager are owned by Enron CPO Management Holdings I, Inc.

                 3.08 Disclosure. The information heretofore furnished in writing by or on behalf of the Program Manager to the Issuers in connection with the negotiation, preparation or delivery of this Agreement, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                 Section 4. Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Program Manager as follows as of the date hereof:

                 4.01 Status. The Issuer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect with respect to the Issuer.

                 4.02 Powers. The Issuer has all necessary power and authority to execute and deliver this Agreement and each Related Agreement and to perform its obligations under this Agreement and each Related Agreement and has taken all necessary action to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Issuer. Each Related Agreement, when delivered by the Issuer, will have been duly executed and delivered by the Issuer. This Agreement constitutes, and each Related Agreement when executed and delivered by the Issuer shall constitute, the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

                 4.03     No Violation or Conflict.

                 (a) None of the execution and delivery of this Agreement by the Issuer, the consummation by it of the transactions contemplated herein and in the Related Agreements and compliance by it with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the Partnership Agreement or the Certificate of Limited Partnership of the Issuer, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which the Issuer is subject, or constitute a default under any such agreement or instrument or (except for the Lien of Security Agreement and any Permitted Liens) result in the creation or imposition of any Lien upon any Property of the Issuer pursuant to the terms of any such agreement or instrument.

                 (b) The Issuer is not in violation of any of its constitutional documents. The Issuer is not in breach or violation of or in default under (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Issuer is a party or is bound, (ii) any statute applicable to the Issuer or (iii) any law, decree, order, rule or regulation applicable to the Issuer of any court or regulatory, administrative or governmental agency, body or authority, or arbitrator having or asserting jurisdiction over the Issuer, or its properties; except in any such case where the default, breach or violation would not have a Material Adverse Effect on the Issuer.

                 4.04 Consents. All governmental and other consents that are required to have been obtained by the Issuer with respect to its execution, delivery and performance of this Agreement and each Related Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

                 4.05     Absence of Litigation.   There is not pending or, to
its knowledge, threatened against the Issuer, or against any entity controlled, directly or indirectly, by the Issuer, any entity that controls, directly or indirectly, the Issuer or any entity directly or indirectly under common control with the Issuer, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to have a Material Adverse Effect with respect to the Issuer.

                 4.06 No Required Registration. The Issuer has not engaged in any transaction that would result in the violation of, or require registration as an investment company under, the Investment Company Act of 1940, as amended.

                 Section 5. Representations and Warranties of the Co-Issuer. The Co-Issuer hereby represents and warrants to the Program Manager as follows as of the date hereof:

                 5.01 Status. The Co-Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect with respect to the Co-Issuer.

                 5.02 Powers. The Co-Issuer has all necessary power and authority to execute and deliver this Agreement and any Related Agreement and to perform its obligations under this Agreement and each Related Agreement and has taken all necessary action to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by the Co-Issuer. Each Related Agreement, when delivered by the Co-Issuer, will have been duly executed and delivered by the Co-Issuer. This Agreement constitutes, and each Related Agreement when executed and delivered by the Co-Issuer shall constitute, the legal, valid and binding obligation of the Co-Issuer, enforceable against the Co-Issuer in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

                 5.03     No Violation or Conflict.

                 (a) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and in the Related Agreements and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the Certificate of Incorporation or bylaws of the Co-Issuer, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Co-Issuer is a party or by which the Co-Issuer is bound or to which the Co-Issuer is subject, or constitute a default under any such agreement or instrument or result in the creation or imposition of any Lien upon any Property of the Co-Issuer pursuant to the terms of any such agreement or instrument.

                 (b) The Co-Issuer is not in violation of any of its constitutional documents. The Co-Issuer is not in breach or violation of or in default under (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Co-Issuer is a party or is bound, (ii) any statute applicable to the Co-Issuer or (iii) any law, decree, order, rule or regulation applicable to the Co-Issuer of any court or regulatory, administrative or governmental agency, body or authority, or arbitrator having or asserting jurisdiction over the Co-Issuer, or its properties; except in any such case where the default, breach or violation would not have a Material Adverse Effect on the Co-Issuer.

                 5.04 Consents. All governmental and other consents that are required to have been obtained by the Co-Issuer with respect to its execution, delivery and performance of this

Agreement and each Related Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

                 5.05 Absence of Litigation. There is not pending or, to its knowledge, threatened against the Co-Issuer, or against any entity controlled, directly or indirectly, by the Co-Issuer, any entity that controls, directly or indirectly, the Co-Issuer or any entity directly or indirectly under common control with the Co-Issuer, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to have a Material Adverse Effect with respect to the Co-Issuer.

                 5.06 No Required Registration. The Co-Issuer has not engaged in any transaction that would result in the violation of, or require registration as an investment company under, the Investment Company Act of 1940, as amended.

                 Section 6. Covenants. The Program Manager hereby agrees with the Issuer and the Co-Issuer as follows:

                 6.01 No Petition for Bankruptcy or Insolvency. The Program Manager will not petition for the Bankruptcy or Insolvency of the Issuer or the Co-Issuer so long as this Agreement shall remain in effect and in no event any earlier than one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Secured Obligations.

                 6.02     Books and Records.

                 (a) The Program Manager shall keep books and records relating to the Services, including such books and records in which the Program Manager shall record entries of each transaction effected by the Issuer and/or the Co-Issuer in accordance with instructions given by the Program Manager by reason of, or by the Program Manager acting on behalf of the Issuer and/or the Co-Issuer in accordance with, the provision of the Services. The Program Manager shall permit the Issuers access at all reasonable times to its books and records as they pertain to the Services.

                 (b) If the Program Manager is required to use or retain any documents or other records of the Issuer or the Co-Issuer, it shall keep such documents and other records clearly marked as pertaining to the assets and operations of the Issuer or the Co-Issuer and separate and apart from the documents and records pertaining to the assets of the Program Manager or Enron; and to the extent that such documents or other records are maintained solely in computer-generated form, such computer records shall be clearly marked to reflect that they pertain to the assets and operations of the Issuer or the Co-Issuer and are in the possession of Program Manager only in its capacity as manager under this Agreement.

                 (c) The Program Manager shall not make copies of the books and records of the Issuer or the Co-Issuer available to any of the creditors of the Program Manager or Enron or available for any purpose other than to verify the services rendered or to be rendered by the Program Manager in its capacity as manager under this Agreement and, in each such instance, the Program Manager shall inform any such third party that such documents and records pertain to the assets and operations of the Issuer or the Co-Issuer and that the Program Manager has possession of such documents and records for the sole purpose of permitting it to perform its duties under this Agreement.

                 6.03 Governmental Authorizations. The Program Manager will, both on its own behalf and on behalf of the Issuers, obtain all material permits, licenses, certificates or other administrative or regulatory authorizations as may be necessary for the performance of the Services and the actions taken or to be taken by the Program Manager pursuant to Section 2.05 hereof.

                 6.04     Compliance with Laws and the Financing Documents.
The Program Manager will comply in all material respects with all of the terms of the Financing Documents applicable to it and to the Issuers and all laws, rules and regulations applicable to the performance of the Services (including, without limitation, all applicable provisions of U.S. and other applicable securities laws) and the actions taken or to be taken by the Program Manager pursuant to Section 2.05 hereof and will cause, insofar as within the Program Manager's control pursuant to terms of this Agreement, the Issuers and the assets of the Issuers to comply in all material respects with (a) all laws, rules and regulations applicable to the Issuers, (b) all undertakings applicable to the Issuers set forth in the Financing Documents and (c) all of the terms of the Partnership Agreement and the organizational documents of the Co-Issuer; provided, however, that the Program Manager shall not be bound by any amendment to any of the Financing Documents that materially increases the duties or liabilities of the Program Manager unless the Program Manager shall have consented thereto.

                 6.05 Interested Party Transactions; Conflicts. The Program Manager will not enter into any transaction with the Issuers that would be prohibited by the organizational documents of the Issuers. The Program Manager will not engage in any transaction after the date hereof which conflicts with the interests of the Issuers if any such transaction would have a Material Adverse Effect on the Issuers, it being understood and agreed, for the avoidance of doubt, that any Transaction Documents in effect as of the Closing Date will be deemed not to conflict with the interests of the Issuers.

                 Section 7.       Management Fee.

                 7.01 Payment of Management Fee. In consideration for the performance by the Program Manager of its obligations hereunder, the Issuer shall pay, or cause the Account Bank to pay to the Program Manager (a) a quarterly administrative fee (the "Administrative Fee") of $1,500,000, as
automatically adjusted as of each [        ] during the term of this Agreement,
commencing [        ] 1998, for inflation by multiplying the Administrative Fee in effect on such date by the sum of 1.00 plus the Inflation Factor with respect to the immediately preceding calendar year, which shall accrue on each Quarterly Payment Date thereafter, (b) a quarterly management fee (the "Management Fee") which shall accrue on the Aggregate Book Value of the Issuer's Assets, for each Accrual Period, at a rate per annum equal to 0.25% and (c) a quarterly incentive fee (the "Incentive Fee", and collectively with the Administrative Fee and the Management Fee, the

"Fees") in an amount (greater than zero) equal to the product of (x) the Aggregate Project Loan Balance with respect to all non-Defaulted Project Loans,
(y) the excess of (I) the Actual Net Interest Margin over (II) the Base Net Interest Margin and (z) 5%. Any accrued and unpaid Fees shall be paid to the Program Manager on each Quarterly Payment Date; provided that, prior to the Final Termination Date, any accrued and unpaid Fees shall be paid to the Program Manager only if and to the extent such payment is permitted by the Financing Documents (including, without limitation, Article 4 of the Security Agreement), it being understood and agreed that any accrued and unpaid Administrative Fee and Management Fee not paid on any Quarterly Payment Date as a result of the application of this proviso shall, subject to the provisions of the Financing Documents, be payable on the next Quarterly Payment Date and thereafter as available on subsequent Quarterly Payment Dates; and provided, further, that the first payment of the Administrative Fee shall be made on the Closing Date out of the proceeds of issuance of the Notes. After the Final Termination Date, each reference herein to a "Quarterly Payment Date" shall instead refer to the 10th day of each January, April, July and October in each calendar year; provided that if any such day is not a Business Day, then the relevant date shall be the next succeeding date that is a Business Day.

                 7.02     Status upon Termination.

                 (a) If this Agreement shall be terminated pursuant to Section
10.01 or 10.02 hereof, any Fees hereunder accrued to the date of such termination shall thereafter be paid to the Program Manager as provided in
Section 7.01 hereof (but only after the prior payment in full of any accrued and unpaid Fees payable to any Replacement Manager under any Replacement Management Agreement).

                 (b) If this Agreement shall be terminated pursuant to Section 10 hereof or otherwise, the Fees shall be prorated for any partial periods between Quarterly Payment Dates during which this Agreement was in effect and shall be due and payable on the first Quarterly Payment Date following the date of such termination.

                 Section 8.       Expenses.

                 (a) Expenses Paid by Program Manager. The Program Manager shall pay only the following expenses incurred by the Program Manager, the Issuer or the Co-Issuer (each, a "Covered Party") in connection with the rendering of the Services and the actions taken or to be taken by the Program Manager pursuant to Section 2.05: (i) salaries, compensation and expenses of the directors, officers and employees of the Covered Parties, (ii) general and administrative expenses of the Covered Parties including shared service allocations from Enron International Services, Inc., (iii) computer software and hardware and information management systems expenses of the Covered Parties, (iv) audit fees and out-of-pocket expenses incurred by the Covered Parties for the annual audit of the Issuer pursuant to Section 6.3 of the Common Agreement, (v) expenses related to the annual and quarterly financial statements of the Issuer, (vi) legal fees and out-of-pocket expenses relating to general partnership and corporate matters of the Issuer and the Co-Issuer, respectively and (vii) fees and expenses of tax and other consultants relating to general partnership and corporate matters of the Issuer and the Co-Issuer, respectively.

                 (b) Expenses Paid by the Issuer. The Issuer shall pay all other expenses of the Covered Parties, including without limitation, (i) Transaction Expenses, (ii) expenses related to the Backup Facility and the Liquidity Facility, (iii) fees of the Rating Agencies, (iv) Administrative Expenses, (v) all expenses to be paid by the Project Borrowers to the extent not recovered from the Project Borrowers, (vi) expenses related to a default of Portfolio Assets or restructuring of Project Loans, (vii) any and all Premiums related to the Notes, (viii) expenses related to tax audits not covered by
Section 8(a), (ix) any fees and expenses payable to the Program Manager pursuant to this Agreement, (x) any non-routine legal costs and (xi) Extraordinary Expenses not covered by Section 8(a).

                 Section 9. No Joint Venture. The Issuer, the Co-Issuer and the Program Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Program Manager's relation to the Issuer, the Co-Issuer and to the holders of Secured Obligations and the Interests shall be deemed to be that of an independent contractor and no fiduciary relationship shall exist between the Program Manager and the Issuer or between the Program Manager and the Co- Issuer or between the Program Manager and the holder of any Secured Obligation or Interest.

                 Section 10.       Program Manger Termination.

                 10.01 Automatic Termination. The rights and obligations of the Program Manager under this Agreement will automatically terminate upon the earliest to occur of the following events:

                 (a)  the dissolution of the Issuer; and

                 (b)  the Bankruptcy or Insolvency of the Program Manager.

                 10.02    Optional Termination.

                 (a) The rights and obligations when required of the Program Manager under this Agreement shall be terminated by the Issuers pursuant to
Section 4.5 of the Common Agreement if any of the following events shall have occurred (and, in the case of any such event which can be remedied or cured, be continuing):

                 (i) an Event of Default or a Subordinate Event of Default shall have occurred;

                 (ii) the Program Manager shall fail to comply with or perform in any material respect any agreement or obligation under this Agreement and such failure shall not be remedied within 30 days after notice of such failure is given to the Program Manager;

                 (iii) any representation, warranty or certification made or deemed made herein by the Program Manager shall prove to have been false or misleading as of the time made or furnished in any respect that would have a Material Adverse Effect with respect to the Program Manager, the Issuer or the Co-Issuer;

                 (iv) any action shall be taken by the Program Manager that constitutes fraud against the Issuer or the Co-Issuer;

                 (v)  the Program Manager shall be convicted of a felony; or

                 (vi) the general partner of the Program Manager no longer is, directly or indirectly, controlled by Enron, or any successor to or assignee of Enron's rights and obligations under the Support Agreement (as such succession or assignment is contemplated by Section 14.8 of the Support Agreement).

                 (b) The rights and obligations of the Program Manager under this Agreement may be terminated by the Issuers at any time upon a Class I Trigger Event.

                 10.03    Effectiveness of Termination under Certain
Circumstances.

                 (a) No termination pursuant to Section 10.02 hereof shall be effective unless and until:

                 (i) notice of such termination (specifying the event that is the basis for such termination) is given to the Program Manager by the Issuers (which notice must be delivered not later than 90 days after notice of any of the events specified in Section 10.02 is given to the Issuers pursuant to Section 10.04 hereof);

                 (ii) the date as of which a Replacement Manager shall have entered into a Replacement Management Agreement;

                 (iii) so long as no Event of Default has occurred, the Issuers shall have received one or more written instruments to the effect that such Replacement Manager is acceptable to the holders of the Interests (in accordance with the Partnership Agreement); and

                 (iv) in the case of a termination pursuant to Section 10.02(b), the Required Lenders shall have approved the appointment of the Replacement Program Manager proposed by the Class I Interest holders.

                 (b)  In the case of a termination pursuant to Section 10.01:

                 (i) all duties, authority and power of the Program Manager under this Agreement shall pass to and be vested in ________________________, except that all duties, authority and power of the Program Manager under Sections 2.01(x)(B), (xxiv) and (xxvi) shall pass to and be vested in Chase Bank of Texas, in each case, as Backup Program Manager; and, without limiting the generality of the foregoing, each Backup

         Program Manager is hereby authorized and empowered to execute and deliver, on behalf of the terminated Program Manager, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the terminated Program Manager to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such termination; and

                 (ii) the Program Manager agrees to cooperate with the Backup Program Managers in effecting the termination of the responsibilities and rights of the Program Manager hereunder, including the transfer to such Backup Program Managers of all authority of the Program Manager to service the Project Loans and the other Portfolio Assets; and without limiting the generality of the foregoing, the Program Manager shall assist and cooperate with the Backup Program Managers in transferring all material and data (other than software) used by the Program Manager and necessary to service the Project Loans and the other Portfolio Assets effectively in accordance with the terms of this Agreement.

                 10.04 Certain Notices. The Program Manager shall give prompt written notice to the Issuer, each Representative, the Collateral Agent, each Hedge Counterparty and each Rating Agency:

                 (a) of the occurrence of any event described in any of paragraphs (a) through (f) of Section 10.02 hereof, which notice shall describe such event in reasonable detail; and

                 (b) of any termination of the Program Manager, whether pursuant to Section 10.01 or 10.02 hereof or otherwise.

                 10.05 Replacement Management Agreement. Upon any termination of this Agreement, the Program Manager or the Backup Program Managers, as the case may be, shall cooperate with the Issuers, the Collateral Agent, each Representative and any Replacement Manager in connection with the assumption by the Replacement Manager of its duties under a Replacement Management Agreement and shall forthwith deliver to the Issuer any and all property and documents of the Issuer and the Co-Issuer then in custody of the Program Manager or the Backup Program Managers, as the case may be.

                 10.06    Survival.  The provisions of Sections 7.02, 8, 10.05,
11.17 and 11.18 shall survive the termination of this Agreement. In addition, the exculpation and indemnification provisions of Section 2.02 shall survive the termination of this Agreement with respect to any action or failure to act referred to in said Section arising prior to such termination.

                 Section 11.       Miscellaneous.

                 11.01 Waiver. No failure on the part of either party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver of any right, power or privilege under this Agreement preclude any further exercise thereof or the exercise of any other right, power or privilege.

                 11.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, or instructions, directions or requests given under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) to the intended recipient at the "Address for Notices" specified below its name on the signature page hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. The Program Manager shall deliver to the Collateral Agent and each Representative duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer or the Co-Issuer pursuant to this Agreement.

                 11.03 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except (a) by an instrument in writing signed by the Program Manager and the Issuer and the Co-Issuer and
(b) so long as any of the Senior Secured Obligations are outstanding, as permitted pursuant to Section 6.1(a)(iv) of the Security Agreement.

                 11.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 11.05 Assignments. No party hereto may assign or delegate any of its rights or obligations under this Agreement (whether by way of security or otherwise); provided, however (i) the Issuers may grant a Lien on their rights hereunder as provided in the Security Agreement (and the Collateral Agent may, upon exercise of its rights in respect of such Lien, exercise all rights and remedies of the Issuers hereunder), and the Program Manager hereby acknowledges and consents to the creation of such Lien and consents to any such exercise, and (ii) the Program Manager (x) may assign its rights and obligations under this Agreement to any successor to or assignee of Enron's rights and obligations under the Support Agreement (as such succession or assignment is contemplated by Section 14.8 of the Support Agreement) or (y) may assign its rights and obligations under this Agreement to any other Person that is controlled, directly or indirectly, by Enron.

                 11.06 Survival of Representations, Warranties and Indemnities. Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, shall survive indefinitely.

                 11.07 Benefit of the Agreement. The Program Manager agrees that its obligations hereunder shall be enforceable at the instance of the Issuers or the Collateral Agent, on behalf of the Secured Parties, as provided in the Financing Documents.

                 11.08 Priority of Payments. The Program Manager agrees that all amounts to which it is entitled pursuant to this Agreement shall be due only in accordance with Sections 4.1(a) and 4.3(a) of the Security Agreement and only to the extent funds are available for such payments in accordance thereunder. The Program Manager hereby consents to the collateral assignment of this Agreement as provided in the Security Agreement.

                 11.09 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

                 11.11    Arbitration.

                 (a) Disputes. Any and all disputes, claims or controversies arising out of or in connection with this Agreement, including (without limitation) its breach, termination or validity shall be solely and finally settled by arbitration by a panel of three (3) arbitrators under the auspices of the New York Regional Office of the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association existing at the time the arbitration is notified pursuant to
Section 11.11(b) as modified herein (the "AAA Rules") (without limiting the foregoing, the Issuer and the Co-Issuer each agree not to raise any claims, counterclaims, issues or accounting in any proceeding other than in accordance with this Section 11.11). The parties agree that the award of the arbitrators shall be the sole and exclusive remedy among them regarding any claims, counterclaims, issues or accounting presented to the arbitrators.

                 (b) Selection of Arbitrators. The party electing arbitration shall so notify the other party in writing in accordance with the AAA Rules, and such notice shall be accompanied by the name of the arbitrator selected by the party serving the notice. The second arbitrator, to be chosen by the respondent, shall be named in the respondent's answering statement and the third arbitrator, who shall serve as chairperson, shall be chosen by the two arbitrators so selected within 30 days of service of the respondent's answering statement. If any arbitrator has not been appointed within the time limits specified herein or in the AAA Rules, such appointment shall be made by the American Arbitration Association in the New York Regional Office. For purposes of this Section 11.11(b), the Issuers shall be deemed to be one and the same party.

                 (c) Arbitration Proceedings. All arbitration proceedings shall be conducted in New York in the English language and shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrators for inspection all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the AAA Rules or by the arbitrators for the submission of evidence and briefs. The arbitrators shall render all decisions, including the final award, by majority vote and shall state in writing the reasons for such decisions.

                 (d) Arbitral Award. Any monetary award of the arbitrators shall be made and payable freely available U.S. Dollars free of any tax and reductions. Any such monetary award shall include interest from the date of any breach or any violation of this Agreement. The arbitrators shall fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full. In no event shall the interest rate during such period be lower than the lowest prime, base or equivalent commercial lending rate announced by any member banks of the New York Clearinghouse Association of New York, New York for ninety-day loans for responsible and substantial commercial borrowers.

                 (e) Costs. Notwithstanding anything to the contrary herein, the party prevailing on substantially all of its claims shall be entitled to recover its costs, including reasonable attorneys' fees, for the arbitration proceedings as well as for any ancillary proceedings, including any proceeding to compel or enjoin arbitration, to request interim measures, or to confirm or set aside an award.

                 (f)   Estoppel and Res Judicata.   No document filed,
assertion made or issue adjudicated in any court or arbitral proceeding other than pursuant to this Section 11.11 shall have any collateral, judicial or other estoppel or res judicata effect on any arbitral proceeding that is subject to this Section 11.11.

                 (g) Enforcement of Award. The parties agree that judgment on an arbitration award may be entered in any court of competent jurisdiction.

                 11.12 Realty Procedures. The Program Manager will implement the following procedures:

                 (i) conduct its business so that no more than 50% of the debt obligations held by the Issuer are principally secured by interests in real property within the meaning of [Code section 7701(i)];

                 (ii) designate an employee or contractor (the "Designee") whose duties will include monitoring compliance with the limitation in clause (i) and corporate status issues;

                 (iii) require each Project Borrower to provide the following information to the Issuer: (A) an initial representation letter describing the anticipated use of the total amount of funds to be borrowed under the Project Loan to such Project Borrower (this letter must be obtained before the first draw on, or initial funding of, such Project Loan is made), (B) a revised representation letter if there is a material change in the actual or intended use of such Project Loan funds (this letter must be obtained on a timely basis), (C) an itemized listing by major asset categories (as determined by the Program Manager) of the estimated fair market value of all assets or other property that are or will be collateral for such Project Loan (this listing must be obtained before the first draw on, or initial funding of, a Project Loan is made), (D) a revised itemized listing of all such property if there is a material change in the actual or intended collateral for such Project Loan (this listing must be obtained on a timely basis), (E) a summary by major asset categories (as determined by the Program Manager) of the actual or estimated future use of the Project Borrower's cumulative construction payments and other expenditures for assets pledged as collateral for such Project Loan (this information must be obtained before each draw on such Project Loan beginning with the month of the first draw on such Project Loan and ending with the month in which the construction of the underlying Eligible Project is completed), (F) the balance of any loans from other lenders that are in parity with such Project Loan and secured by the same assets that secure the Project Loan from the Issuer (this information must be obtained on a month-end basis beginning with the month of the first draw on such Project Loan and ending with the month in which the construction of the underlying Eligible Project is completed), and (G) other information that the Designee believes relevant to monitoring as required by clause (ii);

                 (iv) to the extent practical, cause the Issuer to incur its debt obligations and advance funds to Project Borrowers at month-end;

                 (v) to determine, in consultation with outside counsel, the legal classification of assets or other property securing a Project Loan as real or personal property [for purposes of Code section 7701(i)];

                 (vi) cause Designee to calculate whether the Issuer is a corporation for purposes of the Code in accordance with guidelines developed in consultation with outside counsel and to discuss these calculations with the Chief Executive Officer of the Program Manager on at least a monthly basis;

                 (vii) ensure that the initial draw on, or initial funding of, any Project Loan is at least equal to 130% of the fair market value of any real estate assets securing such Project Loan on the date of the first draw or funding;

                 (viii) ensure that the collateral for the initial draw on, or initial funding of, any Project Loan includes assets other than real estate;

                 (ix) annually prepare a pro-forma corporate reporting as if the Issuer were a corporation; and

                 (x) implement an appropriate record retention policy. The Program Manager will modify the policies and procedures listed above as it determines to be reasonably necessary in consultation with external counsel and the Collateral Agent. Prior to the issuance of Class A Notes or Class B Notes, and no less frequently than semi-annually, the Program Manager will certify to the Collateral Agent that the procedures in this section, as modified pursuant to this section, have been followed and that no more than 50% of the debt obligations held by the Issuer are principally secured by real property within the meaning of Code section 7701(i).

                 11.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

                 11.14 Complete Agreement. This Agreement (together with the Financing Documents) sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties hereto.

                 11.15 Severability. If any provision in this Agreement is invalid, illegal or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction, (ii) the invalidity, illegality or unenforceability of any provision hereof in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction and (iii) the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

                 11.16 Conflict with the Financing Documents. Subject to proviso contained in Section 6.04 hereof, in the event that this Agreement requires any action to be taken with respect to any matter and the Financing Documents requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, as long as any Senior Secured Obligations remain outstanding, the provisions of the Financing Documents in respect thereof shall control.

                 11.17    Limitation on Recourse.

                 (a) Only the Issuers shall be liable for the duties, obligations and liabilities of the Issuers hereunder. Without prejudice to the foregoing, (a) none of the assets of any Limited Partner shall be considered to be assets of the Issuer except to the extent they have been contributed to, and are retained by, the Issuer and (b) none of the duties, obligations or liabilities of the Issuer hereunder shall be duties, obligations or liabilities of any Partner, subject to Section 17-607 of the Delaware Revised Uniform Limited Partnership Act.

                 (b) Only the Program Manager shall be liable for the duties, obligations and liabilities of the Program Manager hereunder. Without prejudice to the foregoing, none of the assets of any limited partner of the Program Manager shall be considered to be assets of the Program Manager and no such limited partner shall be liable for the obligations of the Program Manager hereunder.

                 11.18 Limitation on Recovery of Certain Types of Damages. In connection with any claim made by a party against another party hereunder, the claiming party shall be entitled to recover, and any arbitrators appointed hereunder shall have the power to award, only actual damages or direct damages, together with the costs and expenses incurred by the claiming party in investigating, preparing and prosecuting the claim for damages, and without limiting the generality of the foregoing, no such party shall be entitled to recover, and any such arbitrators are hereby divested of the power to award, any other damages, whether expressed as punitive, consequential, special, incidental, indirect, exemplary or treble damages, as damages for loss of profits, opportunity or income or as penalties, whether based on statute or in tort, contract or otherwise, regardless of whether such damages may be available under applicable law or otherwise, and whether or not arising from a party's sole, joint or concurrent negligence, strict liability, or other fault, the parties hereto waiving their right, if any, to recover any damages in connection with claims hereunder other than actual damages or direct damages, as so defined. The provisions of this Section 11.18 shall in no manner limit the meaning of "Damages" as used in Section 2.07 with respect to claims of third parties (excluding Holders of Notes and any other party to any Financing Document) against the Issuer or the Co-Issuer for which the Issuer or the Co-Issuer is entitled to be indemnified under Section 2.07 (it being understood that actual and direct damages suffered by the Issuer or the Co-Issuer may include amounts paid by the Issuer or the Co-Issuer in respect of a third party claim, regardless of the nature of the damages claimed by such third party).

                 11.19    Limitation on Amendment of Financing Documents.
The Issuers shall not permit any amendment to any of the Financing Documents that (i) materially increases the duties or liabilities of the Program Manager or (ii) affects the amount or priority of any fees payable to the Program Manager without the prior written consent of the Program Manager.

IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed and delivered as of the day and year first above written.

                                    ENRON INTERNATIONAL CPO, L.P.

                                    By:  Enron CPO Holdings, Inc.,
                                         its general partner

                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    Address for Notices:




                                    ENRON INTERNATIONAL CPO, INC.

                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    Address for Notices:




                                    ENRON CPO MANAGEMENT, L.P.

                                    By:  Enron CPO Management Holdings II, Inc.,
                                         its general partner

                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                    Address for Notices:

                                    CHASE BANK OF TEXAS, NATIONAL ASSOCIATION





                                      By
                                         ---------------------------------------
                                         Name
                                         Title:


                                    Address for Notices:





                                    THE CHASE MANHATTAN BANK



                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                    Address for Notices: